COMPX ANNOUNCES REDUCTION IN ITS QUARTERLY DIVIDEND, RESULTS OF THE ANNUAL STOCKHOLDER MEETING AND THE
APPOINTMENT BY THE BOARD OF BOBBY D. O’BRIEN AS A DIRECTOR

DALLAS, TEXAS . . . May 31 2013 . . . CompX International Inc. (NYSE MKT:  CIX) announced today that its board of directors has declared a quarterly dividend of five cents ($0.05) per share on its class A and class B common stock, payable on June 20, 2013 to stockholders of record at the close of business on June 12, 2013.  Following CompX’s December 2012 sale of its furniture components business, earnings and cash flow generated by operations is expected to be significantly lower than in prior periods.  As a result, the board of directors determined that reducing the quarterly dividend from twelve and one-half cents per class A and class B share to five cents per share was appropriate at this time.

CompX also announced that at its annual stockholder meeting held on May 29, 2013 its stockholders had:

•	elected each of David A. Bowers, Norman S. Edelcup, Edward J. Hardin, Ann Manix, George E. Poston and Steven L. Watson as a director for a one year term; and
•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2013 annual meeting.

Additionally, CompX announced that on May 31, 2013, its board of directors appointed Bobby D. O’Brien to fill a newly created directorship, increasing the total number of CompX’s directors to seven.  Mr. O’Brien has served in financial and accounting positions with various companies related to CompX and its affiliates since 1988.  He currently serves as executive vice president of CompX, president of Kronos Worldwide, Inc. (NYSE: KRO) and vice president and chief financial officer Valhi, Inc. (NYSE: VHI).

CompX is a leading manufacturer of security products and performance marine components.

Forward-Looking Statements

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, the impact of current or future government regulations, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features, potential difficulties in implementing new manufacturing and accounting software, and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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